MortgageBrokers.com Enters Into Financial Advisory and Investment Banking Agreement With vFinance Investments

New York. Toronto. November 20, 2007.  MortgageBrokers.com Holdings Inc. (OTC BB: MBKR), announced today that it has entered into a 12-month financial advisory and investment banking agreement with vFinance Investments Inc. (OTC BB: VFIN) ("vFinance"), a diversified financial services company serving more than 10,000 corporate, institutional and private clients worldwide.

vFinance Investments Inc. will assist MortgageBrokers.com in identifying and obtaining sources of financing to facilitate new business opportunities, including mergers and acquisitions, strategic partnerships, joint ventures, and franchise and licensing agreements. Jonathan C. Rich, Executive Vice President and Director of Investment Banking for vFinance, "We are very pleased to be working with MortgageBrokers.com. With their experienced management, brand equity, and scalable, business model, vFinance looks forward to assisting the company in furthering its business growth."

Alex Haditaghi, CEO and founder of MortgageBrokers.com, stated, "Our partnership with vFinance allows MortgageBrokers.com to confidently consider acquisition opportunities, and continue strong organic growth in Canada and the United States, with the sound backing of experienced and reputable professionals who understand our business and industry."

About vFinance

vFinance, Inc. is a diversified financial services company that provides investment banking, brokerage and trading services to more than 10,000 corporate, institutional and private clients worldwide. The Company has offices in New York, San Jose, Houston, Boca Raton and 26 other cities nationwide. Its subsidiary, vFinance Investments, Inc., has over $1 billion in assets under management and is a registered broker-dealer with the SEC and a member of the NASD.

The Company's Web site (www.vfinance.com) is a leading destination on the Internet for companies seeking capital, as well as institutional and high net worth investors seeking dynamic high-growth companies. The site hosts more than 3.4 million visitors from over 160 countries annually.

About MortgageBrokers.com

MortgageBrokers.com is a mortgage brand and technology firm. The Company is dedicated to re-branding the over 40,000 small and medium mortgage broker (SME) firms in North America while providing these entities scalability through a centralized shared services platform. MortgageBrokers.com is designed to facilitate continued ownership for these SME brokers while they work under the umbrella of one globally recognized brand. The Company provides centralized services in the areas of payroll and accounting, compliance, marketing, technology, HR and lead generation to afford its brokers improved access to potential customers through strategic alliances and partnerships. MortgageBrokers.com also provides its national team the opportunity to leverage origination with lending institutions, establish higher referral fees from lenders, and give its team members the ability to earn ownership in a publicly-traded entity with the goal of an eventual career exit strategy.

Unlike the US mortgage market which is facing challenges on several fronts, Mortgagebrokers.com has no exposure to the sub-prime markets as they do not underwrite, service or fund any type of mortgage, rather they facilitate and coordinate residential transactions between buyers and lenders.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as "Forward-Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-Looking Statements may be identified by words including "anticipate," "await," envision," "foresee," "aim at," "plans," "believe," "intends," "estimates" and "expects" including without limitation, those relating to the company's future business prospects, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward-Looking Statements. Readers are directed to the company's filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the company's business and results of operations. www.sec.gov.